Exhibit 10.35.7

SEVENTH AMENDMENT TO MASTER REPURCHASE AGREEMENT

Dated as of August 30, 2018

Between:

LOANDEPOT.COM, LLC, as Seller

and

JPMORGAN CHASE BANK, N.A., as Buyer

The Parties have agreed to amend (for the seventh time) the Master Repurchase Agreement dated June 3, 2016 between them (the “Original MRA”, as amended by the First Amendment to Master Repurchase Agreement dated October 19, 2016, the 12/16 Rewarehousing Letter Agreement (defined below), the Second Amendment to Master Repurchase Agreement dated February 28, 2017, the Third Amendment to Master Repurchase Agreement dated June 2, 2017, the Fourth Amendment to Master Repurchase Agreement dated August 31, 2017, the Fifth Amendment to Master Repurchase Agreement dated October 30, 2017 and the Sixth Amendment to Master Repurchase Agreement dated November 10, 2017, the “Amended MRA” and as amended hereby and as further supplemented, amended or restated from time to time, the “MRA”), to extend the latest Termination Date and to adjust certain financial covenants and related defined terms, and they hereby amend the Amended MRA as follows.

All capitalized terms used in the Amended MRA and used, but not defined differently, in this amendment have the same meanings here as there. The Sections of this Amendment are numbered to correspond to the numbering of the Sections of the Amended MRA amended hereby, and are consequently sometimes nonsequential.

2.	Definitions; Interpretation

(a) Definitions.

A. The following new definitions are added to Section 2(a), in alphabetical order:

“Adjusted Leverage Ratio” means the ratio of (x) Seller’s Debt (and, if applicable, its Subsidiaries, on a consolidated basis), including off balance sheet financings but excluding Seller’s Debt under the Credit Agreement dated August 3, 2017 (the “Magnetar Credit Agreement”) among Seller, as the Company, U.S. Bank National Association, as the Paying Agent, and the Lenders from time to time party thereto, providing for loans in the aggregate amount of Two Hundred Fifty Million Dollars ($250,000,000) due August 3, 2022, to (y) Seller’s Adjusted Tangible Net Worth.

“Fifth Amendment to MRA” means the Fifth Amendment to Master Repurchase Agreement dated October 30, 2017 between the parties.

“Magnetar Credit Agreement” is defined in the definition of Adjusted Leverage Ratio.

“Seventh Amendment to MRA” means the Seventh Amendment to Master Repurchase Agreement dated August 30, 2018 between the parties.

B. The following definitions are amended to respectively read as follows:

“Adjusted Tangible Net Worth” means, with respect to Seller and its Subsidiaries on a consolidated basis on any day, an amount equal to:

(i) the Tangible Net Worth of Seller and its Subsidiaries on a consolidated basis on that day;

plus     (ii) the lesser of (x) one and one-fourth percent (1.25%) of the Outstanding Principal Balances of all Mortgage Loans for which Seller and its Subsidiaries own the Servicing Rights and (y) the capitalized value of Seller’s and its Subsidiaries’ Servicing Rights on that day;

plus     (iii) the then unpaid principal amount of all Qualified Subordinated Debt of Seller and its Subsidiaries;

minus (iv) the book value of Mortgage Loans held by Seller and its Subsidiaries for investment purposes net of their reserves against Mortgage Loan investment losses on that day;

plus     (v) the lesser of (x) the amount subtracted pursuant to clause (iv) immediately above and (y) fifty percent (50%) of the sum of the Outstanding Principal Balances of Mortgage Loans then held by Seller and its Subsidiaries for investment purposes;

minus     (vi) fifty percent (50%) of the book value of REO Property held by Seller and its Subsidiaries net of their reserves against REO Property losses on that day;

minus     (vii) without duplication of the amounts deducted above or in the definition of Tangible Net Worth, fifty percent (50%) of the book value of other illiquid investments held by Seller and its Subsidiaries net of their reserves against other illiquid investments on that day.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C to the Seventh Amendment to MRA, completed, executed by the chief financial officer, chief accounting officer or controller of Seller and submitted to Buyer.

“Fourth Amendment to MRA” means the Fourth Amendment to Master Repurchase Agreement dated August 31, 2017 between the parties.

“Liquidity” means, at any time, Seller’s unencumbered and unrestricted cash and Cash Equivalents (including the balances on deposit in the Cash Pledge Account, the Funding Account, and the Operating Account, but excluding any restricted cash or cash pledged to third parties) at such time plus, with respect to any Purchased Mortgage Loans then subject to outstanding Transactions, the excess, if any, of (x) the sum of the maximum Purchase Prices available to Seller for such Purchased Mortgage Loans pursuant to the terms hereof over (y) the Aggregate Purchase Price at such time.

“Termination Date” means the earliest of (i) the Business Day, if any, that Seller designates as the Termination Date by written notice given to the Buyer at least thirty (30) days before such date, (ii) the Business Day, if any, that Buyer designates as the Termination Date by written notice given to the Seller at least sixty (60) days before such date, (iii) the date of declaration of the Termination Date pursuant to Section 12(b)(i) and (iv) October 15, 2018.

2.	Seller’s Covenants

Section 11(v) (Financial Covenants) is amended to read as follows:

(v) Financial Covenants.

(i) Adjusted Leverage Ratio. Seller shall not permit its Adjusted Leverage Ratio to exceed 15.0 to 1.0 computed as of the end of each calendar month.

(ii) Minimum Adjusted Tangible Net Worth. Seller shall not permit the Adjusted Tangible Net Worth of Seller (and, if applicable, its Subsidiaries, on a consolidated basis), computed as of the end of each calendar month, to be less than Two Hundred Million Dollars ($200,000,000).

(iii) Maintenance of Liquidity. Seller shall have Liquidity of at least Thirty-five Million Dollars ($35,000,000) on the last Business Day of each month.

(iv) Maintenance of Available Warehouse Facilities. Seller shall maintain at all times Available Warehouse Facilities from buyers and lenders other than Buyer such that the Available Warehouse Facility under this Agreement constitutes no more than fifty percent (50%) of Seller’s aggregate Available Warehouse Facilities.

(v) Net Income. Seller shall not permit its net income before taxes to be less than One Dollar ($1) for:

(1) either the third (3rd) calendar quarter or the fourth (4th) calendar quarter of 2018; or

(2) the combined three (3) calendar quarters ending March 31, 2019; or

(3) the combined twelve (12) months ending on the last day of any calendar quarter thereafter.

(The remainder of this page is intentionally blank; counterpart signature pages follow)

As amended hereby, the Amended MRA remains in full force and effect, and the Parties hereby ratify and confirm it.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Laura Carter
Laura Carter
Authorized Officer

LOANDEPOT.COM, LLC

By:
Name:
Title:

Attached:

Exhibit C – Compliance Certificate